UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/15/2007

ENTRUST INC
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24733

MD	621670648
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Hanover Park, 16633 Dallas Parkway, Suite 800, Addison, TX 75001
(Address of principal executive offices, including zip code)

972-713-5819
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On February 15, 2007 the Company entered into a Severance and Change In Control Agreement with David Wagner ("Wagner Agreement") amending and restating in its entirety the former severance and change in control agreement entered into by and between the Company and Mr. Wagner as of February 2, 2004 and a certain letter agreement between the parties dated February 2, 2004 (collectively the "Former Agreements"). The Wagner Agreement restates the Former Agreements to include a change in control award that is dependent upon Mr. Wagner's base salary and the fair market value of the Company's common stock at the time of the change in control, while canceling the change in control benefits granted to Mr. Wagner on February 2, 2004 in the letter agreement that incorporated the terms and conditions of the Company's Change in Control Bonus Incentive Plan. This new award provides for a payment to Mr. Wagner, subject to certain conditions, of (i) one times his base salary if the fair market value of the Company's common stock at the time of the change in control is between $3.00 but less than $5.00, or (ii) one and one-half times his base salary if the fair market value of the Company's common stock is $5.00 or more at the time of the change in control. The Former Agreements were also amended such that Mr. Wagner will not receive any payments with respect to excise taxes relating to equity compensation awards received by Mr. Wagner on or after the effective date of the Wagner Agreement.

The foregoing description of the Wagner Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Wagner Agreement, a copy of which is attached as Exhibit 10.1, to this Form 8-K and is incorporated by reference herein.

On February 15, 2007 the Company also entered into a Severance and Change In Control Agreement with Kevin Simzer and the Company's wholly owned subsidiary Entrust Limited ("Simzer Agreement"), amending and restating in its entirety that certain letter agreement between the Company and Mr. Simzer dated February 2, 2004 to receive a separate bonus upon the consummation of a change of control (the "Prior Simzer CIC Agreement") and defining Mr. Simzer's severance entitlement and additional employment terms as a result of Mr. Simzer's employment transfer from Entrust Limited, in Canada, to the Company in the United States. The Simzer Agreement includes a change in control award that is dependent upon Mr. Simzer's base salary and the fair market value of the Company's common stock at the time of the change in control, while canceling the change in control benefits granted to Mr. Simzer in the Prior Simzer CIC Agreement. This new award provides for a payment to Mr. Simzer, subject to certain conditions, of (i) one times his base salary if the fair market value of the Company's common stock at the time of the change in control is between $3.00 but less than $5.00, or (ii) one and one-half times his base salary if the fair market value of the Company's common stock is $5.00 or more at the time of the change in control.   The Simzer Agreement also defines Mr. Simzer's severance benefits to include payment to Mr. Simzer of one times his base salary for twelve months upon his termination of employment, subject to certain conditions. The Simzer Agreement also contains certain confidentiality and non-competition covenants.

The foregoing description of the Simzer Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Simzer Agreement, a copy of which is attached as Exhibit 10.2, to this Form 8-K and is incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRUST INC

Date: February 15, 2007	By:	/s/ F. William Conner
F. William Conner
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Severance and Change in Control Agreement between Entrust, Inc. and David Wagner dated February 15, 2007.
EX-10.2	Severance and Change in Control Agreement between Entrust, Inc., Entrust Limited and Kevin Simzer dated February 15, 2007.